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                                                                   EXHIBIT 23.2





                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of BroadBand Technologies, Inc. dated August 6, 1996 in connection with the registration of the 5% Convertible Subordinated Notes due May 15, 2001 and shares of its common stock issuable upon conversion of the Notes and to the incorporation by reference therein of our report dated February 7, 1996, with respect to the financial statement of BroadBand Technologies, Inc. included in the its Annual Report (From 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.


                                    /s/ Ernst & Young LLP

                                      ERNEST & YOUNG LLP

Raleigh, North Carolina
August 5, 1996